UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 11, 2019

vTv Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37524 (Commission File No.)	47-3916571 (IRS Employer Identification No.)

4170 Mendenhall Oaks Pkwy High Point, NC 27265 (Address of principal executive offices)

(336) 841-0300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	VTVT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

On September 11, 2019, the Board of Directors (the “Board”) of vTv Therapeutics Inc. (the “Company”), upon recommendation of the Nominating and Governance Committee of the Board, appointed Hersh Kozlov as a member of the Board, effective immediately.

Mr. Kozlov is the managing partner of the Cherry Hill, NJ office of Duane Morris, an international law firm. He has represented investment banks, lenders, private equity firms, financial institutions and banks.  He is also a member of the board of directors of The Bancorp, Inc. (NASDAQ: TBBK).

Mr. Kozlov will participate in the non-employee director compensation arrangements described in the Company’s 2019 annual proxy statement filed with the Securities and Exchange Commission on March 15, 2019.

There are no arrangements or understandings between Mr. Kozlov and any other person pursuant to which he was selected to become a member of the Board.  There are also no transactions with Mr. Kozlov and the Company or any subsidiary of the Company that are reportable under Item 404(a) of Regulation S-K.

The Board has determined that Mr. Kozlov is independent in accordance with the applicable NASDAQ Stock Market listing rules.

Resignation of Director

On September 11, 2019, Steven M. Cohen notified the Company of his resignation as a member of the Company’s Board.  Mr. Cohen’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Rudy C. Howard
Name:	Rudy C. Howard
Title:	Chief Financial Officer

Dated: September 17, 2019